Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Analysts and Investors Contact:	News Media Contact:
Bruce W. Bishop	Media Relations
(817) 415-3189	(817) 415-3300
Bruce.Bishop@RadioShack.com	Media.Relations@RadioShack.com

RadioShack Announces Senior Management Transition

CEO Jim Gooch to step down, Dorvin Lively named interim CEO

FORT WORTH, Texas, Sept. 26, 2012 — RadioShack Corp. (NYSE: RSH) announced today that its Board of Directors and James F. Gooch have agreed that Mr. Gooch will step down from his positions as chief executive officer and director of the Company, effective immediately.

The Board of Directors is in the process of retaining an executive search firm to assist in conducting a search for a successor. The Board does not intend to place any limitations on the search, which may include internal candidates. Dorvin Lively, the Company’s executive vice president and chief financial officer, will assume the interim role as acting CEO, working under the Board’s oversight.

“We thank Jim for his service to the Company and wish him well in his future endeavors,” said Daniel R. Feehan, non-executive chairman of the board for RadioShack Corp.

“I would like to thank my colleagues on the Board and everyone at the Company for their strong support,” Mr. Gooch said. “I wish them all great success in the future.”

About RadioShack Corporation

RadioShack (NYSE: RSH) is a leading national retailer of innovative mobile technology products and services, as well as products related to personal and home technology and power supply needs. RadioShack® offers consumers a targeted assortment of wireless phones and other electronic products and services from leading national brands, exclusive private brands and major wireless carriers, all within a comfortable and convenient shopping environment. RadioShack employs approximately 34,000 knowledgeable and helpful sales experts globally. RadioShack’s retail network includes approximately 4,700 company-operated stores in the United States and Mexico, 1,500 wireless phone centers in the United States, and approximately 1,100 dealer and other outlets worldwide. For more information on RadioShack Corporation, please visit www.radioshackcorporation.com; to purchase items online, please visit www.radioshack.com. RadioShack® is a registered trademark licensed by RadioShack Corporation.

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